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                       __________________________________
                      Administration and Service Agreement


Gentlemen:

     This Administration and Service Agreement ("Agreement") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act") by each fund in the _____________________ listed on Exhibit A hereto (each individually a "Fund" and collectively the "Funds"), as part of a plan pursuant to said rule (each individually a "Plan" and collectively the "Plans"). Each Plan has been approved by a majority of the Directors or Trustees, as relevant, who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan (the "non-interested Directors"), cast in person at a meeting called for the purpose of voting on such Plan. Such approval included a determination that in the exercise of the reasonable business judgment of each Board of Directors or Trustees and in light of the Directors' or Trustees' fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and its shareholders. Each Plan and the compensation to be paid under such Plan has also been approved by a vote of at least a majority of the outstanding voting securities of such Fund, as defined in the Act.

     The Plan(s) and this Agreement shall continue in effect for a period of more than one year from the date of execution or adoption only so long as such continuance is approved at least annually by the non-interested Directors or Trustees in the manner described in the preceding paragraph. In voting to continue a Plan, Directors and Trustees have a duty to request and evaluate, and any contra party hereto has a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan should be continued. Similarly, in voting to continue a Plan, Directors or Trustees must conclude, in the exercise of their reasonable business judgment and in light of their fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

                                     TERMS

     1. To the extent you provide administrative and other services, including, but not limited to, furnishing personal and other services and assistance to your customers who own Fund shares, answering routine inquiries regarding a Fund, assisting in changing account designations and addresses, maintaining such


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accounts or such other services as a Fund may require, to the extent permitted by applicable statutes, rules, or regulations, we shall pay you a fee based on the value of the shares of each Fund which are attributable to customers of your firm (all such shares being hereinafter referred to as "qualified assets") calculated on the basis and at the rate set forth in the Schedule attached hereto and made a part of this Agreement (the "Schedule").

     2. Without prior approval by a majority of the outstanding shares of a Fund, the aggregate annual fees paid to you pursuant to the Schedule attached hereto shall not exceed the amount stated as the "annual maximum" on the Schedule, which amount shall be a specified percent of the value of the Fund's net assets held in your customers' accounts which are eligible for payment pursuant to this Agreement (determined in the same manner as each Fund uses to compute its net assets as set forth in its effective Prospectus).

     3. You shall furnish us and each Fund with such information as shall reasonably be requested by the Board of Directors or Trustees with respect to the fees paid to you pursuant to the Schedule.

     4. We shall furnish to the Board of Directors or Trustees, for their review, on a quarterly basis, a written report of the amounts expended under the Plan by us with respect to the relevant Fund and the purposes for which such expenditures were made.

     5. As to a Fund, this Agreement may be terminated by us or by you, by the vote of a majority of the Directors or Trustees with responsibility for such Fund who are non-interested Directors, or by a vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days' written notice all without payment of any penalty. This Agreement shall also be terminated automatically by any act that terminates a Fund's Underwriting Agreement with its Underwriter or a Fund's Management Agreement with its manager.

     6. Any obligation assumed by a Fund pursuant to this Agreement shall be limited in all cases to the assets of such Fund and no person shall seek satisfaction thereof from shareholders of a Fund.

     7. The provisions of the Plan between each Fund and us, insofar as they relate to you, are incorporated herein by reference.

     8. This Agreement shall take effect on the date set forth on the attached Schedule.



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     9. The terms and provisions of the current Prospectus and Statement of
Additional Information for each relevant Fund are hereby accepted and agreed to by the parties hereto as evidenced by our execution hereof.

                                    GENERAL

     10. Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of ____________, without reference to that state's choice of law doctrine.

     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one Agreement.

     12. Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     13. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

     14. Headings. The underlined headings contained herein are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the interpretation hereof.

                               ________________________________________________

                               By: ______________________________

Agreed and Accepted:

______________________________
(Name)

By: __________________________
    (Authorized Officer)


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                    ________________________________________

                SCHEDULE TO ADMINISTRATION AND SERVICE AGREEMENT
                    ________________________________________

                                      AND


     Pursuant to the provisions of the Administration and Service Agreement between the above parties, each Fund listed below shall pay a fee to the above-named party based on the net asset value of each Fund's shares during the period indicated which are attributable to the above-named party calculated as follows:

                                                                 Frequency of
     Name of Fund                 Amount                         Reimbursement
     ------------                 ------                         -------------








______________________________            _____________________________________
                                                          (Name)

By:___________________________            By:__________________________________
                                                    (Authorized Officer)

Dated:________________________